UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2013

TNP Strategic Retail Trust, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, Suite 1100

Newport Beach, California 92660

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 798-6201

1900 Main Street, Suite 700

Irvine, California 92614

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Loan Compliance

TNP Strategic Retail Trust, Inc. (the “Company,” “we,” “our,” or “us”) previously reported that we may not be in compliance with certain provisions related to two of our secured loans: the Revolving Credit Facility, dated December 17, 2010, in the maximum principal amount of $45,000,000, from the institutions from time to time who are designated as the Lender and KeyBank National Association (“Revolving Credit Facility”), and the Loan Agreement, dated November 9, 2012, with DOF IV REIT Holdings, LLC (“DOF Loan”), representing a total indebtedness of approximately $67.2 million under both loans. The Revolving Credit Facility is secured by five properties and the DOF Loan is secured by the Lahaina Gateway shopping center.

With respect to the DOF Loan, we have received correspondence from the lender ("Torchlight") acknowledging that certain previously disclosed defaults have been cured. We believe that no other defaults exist. However, Torchlight's approval is required under the terms of the DOF Loan in connection with our plan to appoint an affiliate of Glenborough, LLC ("Glenborough") as our advisor and as the property manager for the Lahaina Gateway shopping center. Torchlight's response to date has been to condition their approval on our agreeing to commercially unreasonable amendments to the DOF Loan. We can give no assurance that we will be able to reach an agreement with Torchlight. We may have to enter litigation with Torchlight and/or dispose of our interest in the Lahaina Gateway shopping center rather than permit Torchlight to prevent the proper management of our company.

With respect to the Revolving Credit Facility, we are actively negotiating a forbearance agreement. Although we can give no assurance as to our success in negotiating a forbearance agreement with respect to the Revolving Credit Facility, we expect such agreement will be finalized and will involve an accelerated payment date and include more severe restrictions on our ability to pay distributions until we have repaid the amount owed under the facility. The lender under the Revolving Credit Facility has approved our proposed change in advisor and property manager.

Change of Advisor

As previously disclosed, our board of directors has been negotiating with Glenborough to become the replacement advisor to our current advisor. We are prepared to agree to binding terms with Glenborough. However, we have not done so due to the inability to obtain the necessary consent from Torchlight.

Glenborough and its predecessor entities bring over three decades of experience to the commercial real estate industry. Glenborough is managed by largely the same senior management team that led Glenborough Realty Trust, a NYSE-listed real estate investment trust. Currently, Glenborough is a privately held full-service real estate investment and management company focused on the acquisition, management, and leasing of high quality commercial properties.

Distributions

Our short-term liquidity needs are difficult to assess due to the loan compliance issues referenced above, including the likelihood of an accelerated maturity date with respect to the Revolving Credit Facility, lender fees, and the cost of possible litigation involving the DOF Loan. As a result, we will not declare a distribution for the first quarter of 2013. Although our board of directors will continue to evaluate our ability to resume paying distributions, given the uncertainties noted, stockholders should not assume a resumption of distribution payments during the remainder of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Dated: March 19, 2013	By:	/s/ Dee R. Balch
Dee R. Balch
Chief Financial Officer